UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant □

Check the appropriate box:

□ Preliminary Proxy Statement

□ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

□ Definitive Proxy Statement

☒ Definitive Additional Materials

□ Soliciting Material Pursuant to §240.14a-12

AQUABOUNTY TECHNOLOGIES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

□ Fee paid previously with preliminary materials.

□ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AquaBounty Technologies Announces Adjournment of 2025 Annual Meeting of Stockholders to June 12, 2025

Harvard, MA,  May 29, 2025 –  AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced that the Company has adjourned its 2025 Annual Meeting of Stockholders (the “Annual Meeting”), originally scheduled to be held on May 29, 2025, to June 12, 2025 at 8:30 a.m., Eastern Time.

On May 29, 2025 the Company convened its Annual Meeting. At that time, there were not present in person or by proxy a sufficient number of shares of the Company’s common stock to constitute a quorum. The presence in person or by proxy of the holders of a majority of the shares of the Company’s common stock issued and outstanding on the record date and entitled to vote is required to constitute a quorum at the Annual Meeting. Accordingly, the Company adjourned the Annual Meeting without any business being conducted. The adjourned meeting will reconvene on June 12, 2025 at 8:30 a.m., Eastern Time, at 233 Ayer Road, Suite 4, Harvard, MA 01451, to vote on the proposals described in the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 4, 2025 (the “Proxy Statement”). The record date as of the close of business on March 31, 2025 remains unchanged for the determination of stockholders of the Company entitled to notice of and to vote at the reconvened Annual Meeting and any adjournments or postponements thereof.

During the period of adjournment, the Company and its proxy solicitor, Georgeson LLC,  will continue to solicit votes from the Company’s stockholders with respect to the proposals set forth in the Proxy Statement. At the time the Annual Meeting was adjourned, proxies had been submitted by holders representing 47.77% of the shares of the Company’s common stock issued and outstanding on the record date and entitled to vote at the Annual Meeting. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned meeting unless properly revoked.

No changes have been made to the proposals to be voted on by stockholders at the Annual Meeting. The Company urges all of its stockholders to read the Proxy Statement and other proxy materials relating to the Annual Meeting, which are available free of charge on the SEC’s website at www.sec.gov.

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we are a pioneer in land-based aquaculture.  We have located our land-based recirculating aquaculture system farm close to key consumption markets and designed it to prevent disease and to include multiple levels of fish containment to protect wild fish populations. For more information on AquaBounty, please visit www.aquabounty.com.

Company & Investor Contact:
AquaBounty Technologies

investors@aquabounty.com

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com